Exhibit 99.1

SOCKET MOBILE REPORTS FIRST QUARTER 2011 RESULTS
First Quarter Revenue Up 54% Sequentially to $4 Million

NEWARK, Calif., - April 26, 2011 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity solutions, today reported financial results for the first quarter ended March 31, 2011.

Revenue for the first quarter of 2011 was $4.0 million, a 54 percent increase sequentially from revenue of $2.6 million in the immediately preceding quarter, and compared to revenue of $3.8 million for the same quarter a year ago. Net loss for the first quarter of 2011 was $928,000, or a loss of $0.24 per share, compared to a net loss of $1,039,000, or a loss of $0.27 per share, in the first quarter of 2010.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2011 improved to a net loss of $295,000, or $0.07 per share, compared to a net loss of $687,000, or $0.18 per share, in the first quarter of 2010. EBITDA excludes interest, taxes, depreciation, amortization of intangible assets, debt discount amortization, and amortization of stock option expense as reflected in the reconciliation following the Condensed Summary Statements of Operations.

Operating expenses for the first quarter of 2011 were $2.1 million, a decrease of 19 percent compared to operating expenses of $2.6 million for the same quarter a year ago.

Kevin Mills, president and chief executive officer, commented, "The sequential improvement in our first quarter revenue was primarily driven by strong sales of our cordless barcode scanning products, which grew 265 percent in the first quarter to $1.2 million, compared to $0.5 million in both the preceding quarter and in the first quarter a year ago. Cordless barcode scanning products represented 30 percent of first quarter revenue. In addition, sales of our handheld computers and associated peripherals totaled $2.1 million in the first quarter of 2011, compared to $1.5 million in the previous quarter and $2.2 million in the first quarter a year ago and represented 52 percent of first quarter revenue.

"Total orders received during the first quarter were $5.0 million. Our backlog of orders on hand at the end of the first quarter that are shippable in the following quarter was $3.2 million, of which $2.5 million in orders were for handheld computers. Shipments of our handheld computers during the first quarter continued to be constrained by an industry-wide shortage of LCD computer screens. We expect to significantly increase product availability during the second quarter."

"The increasing order pace for both our barcode scanners and our handheld computers reflects the improving economy, recent product introductions including our 2D Cordless scanner, and the phasing out by Hewlett-Packard of its 200 series handheld computers in Japan. Sales of our scanning products continue to be driven by a wide range of Smartphones and Tablets requiring cordless scanning solutions for mobile business applications. Sales of our SoMo650 handheld computer and related peripherals, which continue to gain traction, are also benefiting from the increasing number of Hewlett-Packard customers looking to transition to the SoMo platform, which is 100% compatible with their mobile applications. We remain committed to reaching sustainable profitable operating levels in 2011," Mills concluded.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. PDT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 371499#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com. From the home page, choose "About Socket"/"Investor Relations"/"Conference Calls and Events." A transcript will be posted within a few days of the call.

About Socket Mobile, Inc.
With more than 18 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer, data collection and OEM products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket, SoMo and the Socket logo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2011 Socket Mobile, Inc. All rights reserved.

Socket Mobile Media Contact:	Socket Mobile Investor Contact:	Investor Relations Contact:
Krista Rogers	David Dunlap	Todd Kehrli or Jim Byers
Marketing Communications Specialist	Chief Financial Officer	MKR Group, Inc.
(510) 933-3055	(510) 933-3035	(323) 468-2300
krista@socketmobile.com	dave@socketmobile.com	sckt@mkr-group.com

--Financial tables to follow--

Socket Mobile, Inc. Condensed Summary Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts and percentages)
	Three months ended March 31,
	2011	2010
Revenue	$ 4,039	$ 3,807
Cost of revenue	2,525	2,202
Gross profit	1,514	1,605
Gross profit percent	37%	42%
Research & development	655	681
Sales & marketing	828	1,239
General & administrative	595	661
Amortization of intangibles	15	15
Total operating expenses	2,093	2,596
Interest (income) expense, net	25	48
Debt discount amortization	316	---
Deferred income tax expense	8	---
Net loss	(928)	(1,039)
Net loss per share: Basic and diluted	$ (0.24)	$ (0.27)
Weighted average shares outstanding: Basic and diluted	3,935	3,789

Reconciliation of GAAP Net Loss to Earnings Before Interest, Taxes, Depreciation and Amortization
(EBITDA) (Unaudited)

	Three months ended March 31,
	2011	2010
Net loss GAAP	$ (928)	$ (1,039)
Interest (income) expense, net	25	48
Income tax expense	8	---
Depreciation	90	124
Amortization of intangibles	15	15
Debt discount amortization	316	---
Amortization of stock option expense	179	165
Net loss EBITDA	$ (295)	$ (687)

Socket Mobile, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	March 31, 2011 (Unaudited)	December 31, 2010*
Cash	$ 759	$ 461
Restricted cash	---	711
Accounts receivable	1,687	814
Inventories	1,375	1,699
Other current assets	203	128
Property and equipment, net	392	471
Goodwill	4,427	4,427
Intangible technology	195	210
Other assets	123	146
Total assets	$ 9,161	$ 9,067

Accounts payable and accrued liabilities	$ 4,549	$ 4,404
Notes payable net of debt discount	172	330
Deferred income on shipments to distributors	596	674
Deferred service revenue	475	521
Other liabilities	248	245
Common stock	58,831	57,675
Accumulated deficit	(55,710)	(54,782)
Total liabilities and equity	$ 9,161	$ 9,067
*Derived from audited financial statements.

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